          Jury Returns $15,000,000 Verdict For Integra LifeSciences --
                      Merck KGaA Found To Infringe Patents

Plainsboro, NJ, March 20, 2000 /PR Newswire/ -- Integra LifeSciences Holdings Corporation (NASDAQ: IART) announced today that on Friday, March 17, 2000, a federal jury sitting in the case Integra LifeSciences I, Ltd. and The Burnham Institute vs. Merck KGaA returned a unanimous verdict for the plaintiffs, found that Merck KGaA had willfully infringed and induced the infringement of Integra's patents, and awarded $15,000,000 in damages. The case was tried in the United States District Court for the Southern District of California (Civil Action No. 961307 - JMF).

The lawsuit, which was filed in 1996, alleged that Merck KGaA and a non-profit research institution under contract from Merck KGaA had infringed various United States patents held by The Burnham Institute of San Diego that have been licensed to Integra. Those patents include No. 4,792,525, No. 4,879,237, No. 5,659,997, and No. 4,789,734, each in various ways relating to technology involving peptides containing an arginine-glycine-aspartic acid (RGD) sequence or related cell surface receptors.

Compounds containing the RGD sequence promote or inhibit cell adhesion by binding receptors called integrins found on the surface of almost every cell in the body. Erkki Ruoslahti, M.D., Ph.D., President and CEO of The Burnham Institute (formerly the La Jolla Cancer Research Foundation), and Michael D. Pierschbacher, Ph.D., Senior Vice President and Director of Integra's Corporate Research Center in San Diego, co-invented at The Burnham Institute the matters described in the patents in the case.

Among other findings, the eight person jury unanimously found that Merck KGaA had induced infringement of all four of the patents numbered above, that none of the patent claims submitted to the jury were invalid, and that the plaintiffs had proven by clear and convincing evidence that Merck's inducement of the infringement was willful. The jury awarded Integra and The Burnham Institute actual damages of $15,000,000, which amount may be adjusted by the Court. Integra expects that post-trial motions will be filed, and that Merck KGaA will appeal various decisions of the Court and request a new trial, a reduction in damages, or a judgment as a matter of law notwithstanding the verdict.

"It is gratifying and vindicating that a United States jury has unanimously found willful infringement of these important patents, and has seen fit to award the plaintiffs significant damages," said Dr. Pierschbacher.

"Integra always prefers to license technology and to collaborate with strategic partners, rather than to litigate over patents," said John B. Henneman, III, Integra's Chief Administrative Officer and General Counsel. "Nevertheless, we are very pleased with the jury's findings."

The plaintiffs were represented in the case by Campbell & Flores LLP of San
Diego.

Integra LifeSciences Holdings Corporation develops, manufactures and markets medical devices, implants and biomaterials primarily used in the treatment of spinal and cranial disorders, soft-tissue repair and orthopedics. Its corporate headquarters are located in Plainsboro, New Jersey with facilities in San Diego, California, Exton, Pennsylvania, and Anasco, Puerto Rico. The Company has approximately 450 employees. Please visit the Company's Website at (http://www.integralifesciences.com).

Certain statements made in this press release related to patents, litigation, amount of damages and the potential for licensing or strategic partnerships, are forward-looking, are subject to technological, regulatory, competitive and economic uncertainty, and the business and legal judgments of third parties (as well as the other risks detailed in the Company's filings with the Securities and Exchange Commission), and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.

SOURCE:  Integra LifeSciences Holdings Corporation

CONTACT: John B. Henneman, III of Integra LifeSciences Holdings Corporation, 609-936-2481, jhenneman@integra-LS.com.